Exhibit 99.4

Caneum, Inc. Completes Institutional Equity Private Placement Financing for Up to $9M	3/28/2006
Working Capital & Merger and Acquisition Structure From Barron Partners, L.P., Provides Initial $2M at Closing
NEWPORT BEACH, CA—(MARKET WIRE)—Mar 28, 2006 — Caneum, Inc. (OTC BB: CANM.OB - News ) today announced the completion of a $9M institutional equity private placement financing structure with initial gross proceeds to the Company of $2,000,000.
The private placement transaction was consummated with Barron Partners, L.P., a New York based private partnership, and consisted of $2,000,000 in Series A Convertible Preferred Stock and warrants to acquire additional common shares for up to $7,000,000 in additional gross cash proceeds.
Alan S. Knitowski, Chairman of Caneum, commented on the financing, “We are very pleased to have completed this financing transaction and we welcome Barron Partners as a quality institutional investor. With the additional capital from this transaction, we believe Caneum is better positioned than ever to drive increased revenues and cash flow, enhancing the value of our Company for shareholders. We are very excited about our business prospects for 2006 and 2007, not only with our organic growth initiatives, but also with the mergers and acquisitions that can be consummated with this new financing vehicle.”
Ascendiant Securities LLC, a nationally ranked investment banking firm based in Irvine, California, served as exclusive placement agent for the transaction.
Additional information on the transaction will be provided in a Form 8-K filing to be made with the Securities and Exchange Commission. This announcement is for information purposes only and is not an offer or solicitation to buy or sell securities.
About Caneum, Inc.:
Caneum, Inc. is a global provider of business process and information technology outsourcing products and services across vertical industries including technology, energy, government, transportation, financial services, education and healthcare. The company provides a suite of business strategy and planning capabilities to assist companies with their “make versus buy” decisions in the areas of data, network, product development, product maintenance and customer support, and fulfills its services in-house, on-shore, near-shore and off-shore depending on the business goals and objectives of its global customers. In parallel, Caneum is opportunistically pursuing accretive acquisitions within its core outsourcing product and service suite in order to broaden its core capabilities, expand its customer base and supplement its organic growth. For more information, please visit the company’s web site at www.caneum.com .
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Caneum’s services; Caneum’s ability to gain market acceptance for its services and products; the company’s ability to fund its operations; the company’s ability to attract and retain skilled personnel; and the company’s reliance on third-party suppliers.
Contact:
Caneum, Inc.
Gary Allhusen
949-273-4007
Email Contact
The Liquid Group, Inc.
Jason Daggett
(Investors / Media)
714-264-7975
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